Exhibit 99.1

South Plains Financial, Inc. Declares Regular Quarterly Cash Dividend

LUBBOCK, Texas, January 16, 2020 (GLOBE NEWSWIRE) – South Plains Financial, Inc. (NASDAQ:SPFI) (“South Plains” or the “Company”), the parent company of City Bank, today announced that its Board of Directors has declared a regular quarterly cash dividend of $0.03 per share of common stock, payable on February 10, 2020, to shareholders of record as of the close of business on January 27, 2020.  The amount and timing of any future dividend payments to the Company’s shareholders will be subject to the discretion of the Company’s Board of Directors.

About South Plains Financial, Inc.

South Plains is the bank holding company for City Bank, a Texas state-chartered bank headquartered in Lubbock, Texas.  City Bank is one of the largest independent banks in West Texas and has additional banking operations in the Dallas, El Paso, Greater Houston, the Permian Basin, and College Station Texas markets and the Ruidoso and Eastern New Mexico markets. South Plains provides a wide range of commercial and consumer financial services to small and medium-sized businesses and individuals in its market areas. Its principal business activities include commercial and retail banking, along with insurance, investment, trust and mortgage services.  Please visit https://www.spfi.bank for more information.

Contact:	Mikella Newsom, Chief Risk Officer and Secretary

investors@city.bank

(866) 771-3347

Source: South Plains Financial, Inc.